INAMED                                         INAMED CORPORATION
                                               3800 Howard Hughes Parkway
                                               Suite 900
                                               Las Vegas, NV 89109
                                               (702) 791-3388
                                               Fax:  (702) 791-1922

NEWS RELEASE
FOR IMMEDIATE RELEASE

COMPANY CONTACT:                    DONALD K. MCGHAN
                                    (702) 791-3388

AGENCY CONTACT:                     JIMMY CAPLAN
                                    (805) 569-0076



                 INAMED CORPORATION REACHES SETTLEMENT AGREEMENT
                          WITH APPALOOSA; RESTRUCTURES
                     11% SECURED CONVERTIBLE NOTES DUE 1999

LAS VEGAS, NV - July 9, 1997 - INAMED  Corporation,  (OTC Bulletin Board:  IMDC;
PCX: INA), a global medical and surgical device company headquartered here, announced today that it has reached a comprehensive settlement agreement with Appaloosa Management L.P. ("Appaloosa"). As a result, the Company has agreed to amend certain provisions of its 11% Secured Convertible Notes due 1999 (the "Notes").

The restructuring of the Notes is the result of extensive negotiations with Appaloosa and its affiliates, who are holders of approximately 60% in principal amount of the Notes. The purpose of this restructuring was to cure and waive all past defaults and provide certainty as to the conversion price of the Notes, which the Company has agreed to fix at $5.50 per share instead of 85% of market. The restructuring also reduces the Company's debt by approximately $15 million through the redemption of Notes with the proceeds of the escrow fund. Those monies would be replaced when needed to fund the settlement of the breast implant litigation with the capital raised through the manadatory redmeption of warrants with an exercise price of $8.00 per share (subject to adjustment) at the Company's option, if the Common Stock maintains a value of at least $10.00 per share for a specified measurement period.

In connection with the restructuring of the Notes, Appaloosa and Donald K. McGhan, the Company's Chief Executive Officer and Chairman, have agreed to certain standstill and voting restrictions relating to their respective holdings of the Company's securities for a three-month period. The standstill provisions generally prohibit Appaloosa and McGhan from increasing their respective beneficial ownership in the Company's securities and prohibits Appaloosa from soliciting proxies and initiating or publicly proposing matters for a submission of a vote of shareholders. The voting provisions require that for the duration of the agreement, Appaloosa and McGhan will vote all their respective shares in proportion with the vote of all other shareholders of the Company's Common Stock.

Finally, as part of the overall settlement with Appaloosa, the Company has amended its Shareholder Rights Plan to permit Appaloosa to convert its existing Notes and Warrants without being deemed an "Acquiring Person" and thereby triggering the issuance of the Rights. However, Appaloosa could not transfer those securities to another party without triggering the Rights if the result of such transfer would be an ownership level in excess of the 15% threshold set forth in the Shareholder Rights Plan.

Mr. McGhan stated "We are pleased that the Company and Appaloosa have been able to resolve their disputes and we look forward to the opportunity to work constructively with Appaloosa toward enhancing the value of the Company. In that regard, we hope in the near future that a representative of Appaloosa will join our Board of Directors. The compromises reached will enable the Board of Directors and management to focus their full attention on the business of the Company. We believe this arrangement will be beneficial to both the Company and the holders of the Notes and will assist the Company in moving forward with its primary objective of enhancing shareholder value."

The Company also announced that the Pacific Stock Exchange, at the July 1st meeting of its Equity Listing Committee, granted an extension for the listing of the Company's Common Stock through August 31, 1997.

INAMED has 26 operating subsidiaries in the United States, Europe, Mexico, Latin America and Asia. The subsidiaries are engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

                                       -2-